                                     FORM 3

                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

1.   Name of Reporting Person:          Christos Skeadas

  Address of Reporting Person:       3021 Citrus Circle, #150
                                     Walnut Creek, CA 94598

2.   Date of Event Requiring Statement  4/19/99

3.   Social Security # (Voluntary):

4.   Issuer Name and Trading Symbol:    Finet Holdings Corporation: FNHC

5.   Relationship of Reporting Person:  Officer
                                      Executive Vice President and Chief
Technology Officer

6.   If Amendment, Date of Original:

7.   Reporting By:                      One Reporting Person


     Table I Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------
----------
   1            2            3         4
--------  ------------   ---------  ---------
 Title       Amount      Ownership  Nature of
  of      Beneficially    Form      Indirect
Security    Owned          D/I      Ownership
--------  ------------   ---------  ---------


</table

             Table II Derivative Securities (D/S) Beneficially Owned
--------------------------------------------------------------------------------
---------------------
   1                         2                     3                  4        5
6
---------------------  -----------    --------  ------  ---------  --------  ---
---  ---------
 Title                    Date         Date     Title/Number       Exercise
Owner  Type of
  of                   Exercisable    Expires     Underlying        Price
ship     (I)
  D/S                    M/D/Y         M/D/Y      Securities        of D/S
D/I   Ownership
---------------------  -----------    --------  ------  ---------  --------  ---
---  ---------
Employee Stock                                   Common
Option (right to buy)  <1>             3/2/09     Stock  350,000     $  2.25
D


<1>
100,000 options vest 5/2/99; 100,000 options vest 3/2/00; beginning 3/2/01, remainder vests 50,000 annually on each of the next three anniversaries, fully vested after 48 months.



/s/  Chris Skeadas              5/6/99
     -----------------------------   ---------
     Signature of reporting person   Date